EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Justine Schneider

Ruder Finn

212-583-2750

schneiderj@ruderfinn.com

Jeremy Skule

Ruder Finn

212-715-1617

skulej@ruderfinn.com

FACTORY CARD & PARTY OUTLET CORP.

COMMENCES TRADING ON NASDAQ NATIONAL MARKET

Company Growth Platform Strategy Includes

New Store Openings in Illinois and Missouri

NAPERVILLE, IL (NOVEMBER 18, 2003) – Factory Card & Party Outlet Corp. announced today it will begin trading its common stock on the NASDAQ National Market under the ticker symbol FCPO. The company will mark the event with a ceremony at the NASDAQ MarketSite.

The company also announces the Grand Opening of two new store locations in Plainfield, Illinois and Chesterfield, Missouri. These new store locations mark the third and fourth of the five stores planned to open in 2003. The prototype stores offer a festive shopping experience through improved design, layout and customer service and were created using customer feedback. The Company expects to open at least 10 new stores in fiscal 2004.

“Our NASDAQ listing marks a significant milestone in the rebirth of our company,” stated Gary Rada, President & Chief Executive Officer. “Since our emergence from Chapter 11 in April of 2002, our management team has succeeded in getting the company back on track, reducing debt, improving operating performance and solidifying our position in core markets. Today’s listing to the NASDAQ signifies our continued path of growth and our focus on increasing shareholder value.”

In addition to this week’s store openings in Illinois and Missouri, Factory Card & Party Outlet has opened stores in Noblesville, Indiana and Avon, Indiana this fall. These four store Grand Openings signify the first openings for the company in five years. The new design and layout presents customers with a solutions-based approach to meeting their party and greeting card needs. Each store opened this year will feature the company’s expanded party products, as well as its signature line of over 4,000 greeting card designs, which are all offered at one low price of 59 cents every day. In addition, Factory Card & Party Outlet’s state-of-the-art distribution facility provides a competitive advantage by allowing the company to efficiently manage and distribute merchandise to its 175 stores.

Factory Card & Party Outlet (www.factorycard.com), based in Naperville, IL, currently operates 175 Company-owned retail stores in 20 states, offering an extensive assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.